MEMORANDUM OF UNDERSTANDING

This **Memorandum of Understanding** ("**MOU**") is executed at Hyderabad on this the 23rd day of **July** 2021

BY AND BETWEEN

Interups Inc. USA, having its registered office at 90 State Street, Office 700 - Suite 40, Albany New York - 12207, USA and corporate office at New York NY USA, represented by its Chairman and authorised signatory Sri. Laxmi Prasad, (hereinafter referred to as the "**Acquirer**" or "**ITUP**", which expression shall, unless repugnant to the meaning or context thereof, be deemed to mean and include its successors-in-interest and permitted assigns, associates and affiliates) of the **FIRST PART.**

AND

Gayatri Projects Limited, a company incorporated under the provisions of the Indian Companies Act having its registered office at the TSR Towers, Raj Bhavan Road, Hyderabad, Telangana represented by its authorised signatory T.V. Sandeep Reddy, (hereinafter referred to as the "**Company**", which expression shall, unless repugnant to the meaning or context thereof, be deemed to mean and include its successors-in-interest and permitted assigns) of the **SECOND PART**.

(The Company and the Acquirer are hereinafter jointly referred to as '**Parties**' and individually as '**Party**')

INTERUPS INC

Gayatri Projects Ltd. Hyderabad.

WHEREAS:

A. The Parties hereby agree that the Acquirer shall acquire shares upon issuance by the Company on preferential basis that after post issue of capital comprises between them and the current promoters in 49:51 ratio time-to-time post of any dilution.

The price per share at pre-determined fair value shall be determined based on the valuation mechanics as laid down under the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018 and FEMA regulations;

B. The Company is seeking capital for business needs and approached the Acquirer.

Acquirer found the company to be a suitable target in its interest to substantially acquire one Indian EPC services publicly listed company.

Both parties mutually agreed for acquirer to infuse substantial capital by way of equity and other capital means that progressively convert into equity;

C. The Acquirer is engaged in the business as diversified business holding company and shall be investing into the company for itself and on behalf of a select group of private/strategic investors and retirement asset / wealth management client accounts that its founders handle;

D. The Parties agree and undertake that they shall abide by the terms, conditions and stipulations contained in this MOU and therefore agree to execute this MOU confirming their commitment and intention in respect thereof.

NOW THEREFORE, in consideration of the mutual promises, terms and conditions to be complied by the Parties and covenants set forth herein in this MOU, the Parties mutually agree as follows:

1. UNDERSTANDING BETWEEN THE PARTIES:

1.1 Subject to the conditions mentioned in this MOU and upon fulfilling all the Conditions Precedent (as defined hereunder):

(a) The Acquirer agreed to acquire shares upon issuance by the Company on preferential basis that after post issue of the capital comprises between them and the current promoters in 49:51 ratio time-to-time post of any dilution.

(b) The current as well as prior to Closing Date and post-Closing shareholding patterns of the Company is provided in Annexure – I under this MOU.

(c) The price per share shall be at a pre-determined fair value to be determined based on the valuation mechanics as laid down under the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018 and FEMA regulations;

INTERUPS INC

Gayatri Projects Ltd. Hyderabad.

(d) The Acquirer shall, within 21 days from the date of execution of this MOU, release an amount of $ 50,000,000 (Fifty Million US Dollars) to the Company and hereby agrees to invest a further amount of $ 650,000,000 (Six Hundred and Fifty Million US Dollars) within the next 45-90 days time, subject to the terms of this MOU, definitive agreements that the parties shall execute between them and adherence to the regulatory framework;

(e) The amounts shall be invested by the Acquirer into investible instruments to be issued by the company, Equity or Other Convertible Instruments, as the law permits that shall offer the Acquirer 49% Equity Share in quantum comparison with that owned/shall be owned by the Current Promoters and Primary Shareholders and over and above such 49% to be acquired by the Acquirer, company shall issue progressively but fully convertible preference shares/ debentures or other instruments as it permits within the regulatory framework. Beyond the Quantum Limits that the company is able to issue equity or fully convertible instruments, parties agree to keep the money into an escrow account invested into treasury or other immediately liquefiable market instruments to be utilized by the company on need basis solely for business purpose and subject to mutual consensus then time to time between the parties.

Should it mean anytime that Current Promoters shareholding reduces to a % less than 51% of the equity shares held by them and the Acquirer, whether on account of infusion of additional capital or conversion of instruments issued by the Company to the Acquirer into Equity, then the company shall allocate a % of sweat equity to the current promoters that it adds to their shareholding to always balance the 51:49 ratio of equity between them and the Acquirer. But, this grant of sweat equity shall not be given in cases of dilution of equity interest by Current Promoters or in situations where both parties agree to dilute to new investors or public.

(f) The Company shall, at all times, use the investment amount received from the Acquirer primarily for business development, capital expenditure and repayments including reduction and zeroing Debt, working capital requirements of the Company and if so required for such other acts and deeds as the parties mutually agree time-to-time.

2. **CONDITIONS PRECEDENT:**

2.1 The closing of the investment in the Company will be subject to the Company and Acquirer meeting inter alia certain conditions and obtaining all such approvals required in connection with the proposed investment by the Acquirer in the Company as contemplated herein, including, but not limited to, the following:

Certain Standard Conditions: Set forth below are certain (but not all) conditions precedent that need to be fulfilled prior to the Acquirer' s investment in the Company:

INTERUPS INC

Gayatri Projects Ltd. Hyderabad

(i) Satisfactory completion of necessary due diligence to be undertaken by the Acquirer/its Advisors on the Company.

(ii) Entry into definitive investment agreements with the shareholders and the Company containing customary representations and warranties, conditions precedent, closing conditions, indemnities and other terms typical of transactions of this type satisfactory to both the parties.

(iii) Receipt of approval by the Acquirer from the Investment Committee of the Acquirer and relevant statutory authorities, as may be required.

(iv) Receipt of approval from Governmental Authorities as may be required including but not limited to SEBI, concerned stock exchange, RBI and/or any other statutory or regulatory bodies.

(v) There not being any material adverse change in the Business of the Company.

3. **OBLIGATIONS TO BE FULFILLED BY THE COMPANY :**

3.1 The Company shall, simultaneously with execution of this MOU, open a data room for placing all of its records / documents, to enable the Acquirer and/or their Attorneys/ Consultants/ Advisors to carry out necessary due diligence on the Company.

3.2 The Company shall provide all information, documents and assistance as required in the conduct of due diligence on the Company by the Acquirer and their service providers.

3.3 The Company shall use the investment amount invested by the Acquirer, including the initial amount paid under this MOU, exclusively for business development, capital expenditure including debt repayments and working capital requirements and if so required for such other needs as may be approved by the Acquirer time-to-time.

3.4 The current promoters are solely liable and so equally remain beneficiaries for all the damages/consequences/claims/awards/compensation arising out of any existing claims and/or arbitral awards for or against the Company that have been raised for or against the company until the date of execution of this agreement, subject further to the condition that no such claims or awards that the company receives with the use of investments brought in by the Acquirer. If the company, with the approval of the acquirer time-to-time, uses/intends using monies brought in by the Acquirer to receive any awards or claims of the past, then the Acquirer shall enjoy benefits along with the Current Promoters on all such receipts in 49:51 ratio. However, Current Promoters agree not to use monies invested by the Acquirer without prior approval.

3.5 The corporate governance shall be in accordance with the agreed terms as may be set out in the definitive agreements and shall be in compliance with the applicable laws including but not limited to SEBI (Listing Obligations and Disclosure Requirements) (Second Amendment) Regulations, 2021.

INTERUPS INC

Gayatri Projects Ltd. Hyderabad.

3.6 Company shall reconstitute the Board with equal participation from both the parties excluding the independent directors as required under law. Current Promoters shall constitute the Operational, Administration and Execution Management Team and Acquirer shall oversee and monitor Finance and Capital Markets. The team constituted by current promoters and Acquirer shall report to the Managing Director whose decision will be final in all operational matters. Managing Director will report to the Board. Both Parties shall jointly oversee Strategy, Expansion and Diversification. Chairperson and Managing Director shall always be from the Current Promoters, unless subject to negligence or inappropriate conduct. Chairman shall retain casting vote should there be a tie in any management decision.

The Company shall prepare a (5) five-year plan of its Business ("**Business Plan**"). The Business Plan will form the basis of management of the Business of the Company. The Business Plan will include details on key businesses/offerings, services, target markets, etc., And such Business Plan will be required to be adopted and approved by both the parties and the Board of the Company.

3.7 The Parties shall ensure completion of due diligence in respect of the Company, within a period of 45 (forty-five) days from the date of this MOU, and the reports there of being satisfactory to the Acquirer. The Company undertakes to clear/rectify all issues that are identified by the Acquirer and/or their Attorneys /Consultants, pursuant to such due diligence exercise. In such an event, the period of verification of investigation of issues shall stand extended by such period as mutually agreed between the Parties in writing.

3.8 The Parties will endeavor to execute the following definitive documents within 45-90 days from the date hereof ("**Long Stop Date**") that may be prepared, submitted, or executed in relation to the aforesaid agreements.

3.9 The Company shall grant the Acquirer an exclusive period ("**Exclusive Period**") from the date hereof until the expiration of the Long Stop Date, to obtain appropriate investment approvals, submit, negotiate and sign definitive documentation. During the Exclusivity Period. without the prior written consent of the Acquirer, neither the Company nor the Promoters, nor any of its employees, directors or agent s shall directly or indirectly initiate, solicit, encourage or take any action to facilitate any inquiries or make or implement any proposal with respect to any transaction involving a sale of Company's and/or securities or assets.

3.10 The Parties agree that the organizational strength of the Company will be strengthened by recruiting appropriate personnel the Business development, customer support etc.

3.11 The transfer restrictions and exit mechanism shall be as may be agreed by and between the in accordance with the applicable laws including but not limited to SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018, SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 2011.

3.12 Subject to applicable laws, Tag Along and Drag Along Right of the Acquirer shall be customary in relation to the present transaction and shall be detailed in the definitive agreements.

3.13 Subject to closing of the Transaction, the Company will bear the reasonable costs

INTERUPS INC

Gayatri Projects Ltd. Hyderabad.

relating to the proposed transaction.

4. **NOTICES:**

Any notice, request, demand and other communication required or provided to be given hereunder shall be in writing and maybe given by the personal service or pre-paid courier to the Parties at their registered office addresses specified herein above or such other address as either of the Parties, may from time to time, designate by notice in writing to the other Parties.

5. **CONFIDENTIALITY:**

The terms and conditions described in this MOU including its existence, the discussions/negotiations among the Parties shall constitute confidential information and shall not be disclosed by either Party to any third party in full or in part, except if the MOU or the contents thereof are required to be disclosed under applicable laws or pursuant to the order of any statutory authority.

6. **LEGAL BINDING:**

6.1 The terms and conditions contained herein shall be effective from the date of execution of the MOU and shall be in existence till the acquisition is completed.

6.2 The terms and conditions contained in this MOU are intended to legally bind the Parties.

6.3 Each Party shall be entitled to injunctive relief to prevent breaches of this MOU and claim specific performance of the obligations and covenants of the other under this MOU. This right shall be in addition to other remedies that the Parties may have under law in the event of a breach of the obligations or covenants, including claim for damages.

7. **GOVERNING LAW AND DISPUTE RESOLUTION:**

The Indian law shall govern this MOU. All disputes between the Parties wither under this MOU, which cannot be settled through negotiations within a period of period of 30 (thirty) days from the service of a notice of dispute, are to be finally settled by arbitration in accordance with the Arbitration and Conciliation Act, 1996, by a sole arbitrator appointed mutually by the Company and the Acquirer. In the event the Parties fail to agree upon the sole arbitrator the arbitrator shall be appointed in terms of Arbitration and Conciliation Act, 1996. The venue of Arbitration shall be at Hyderabad and the language of the arbitration shall be English.

8. **MISCELLANEOUS:**

8.1 During the Exclusivity Period. without the prior written consent of the Acquirer, neither the Company nor the Promoters, nor any of its employees, directors or agents shall directly or indirectly initiate, solicit, encourage or take any action to facilitate any

INTERUPS INC

inquiries or make or implement any proposal with respect to any transaction involving a sale of Company's and/or securities or assets.

8.2 The Transaction's legal documentation will contain customary representations, Warranties, terms and conditions including, but not limited to, governmental approvals, shareholders approvals, authorization to enter into the transaction, litigation, compliance with law and any other representations and warranties deemed customary and necessary by the parties.

8.3 If any term, provision, covenant or restriction contained in this MOU is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.4 This MOU may be executed in multiple counterparts all of which together shall be one agreement.

8.5 This MOU contains the entire agreement among the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This MOU may not be amended or modified except by writing, executed by each of the Parties hereto.

8.6 Each of the Parties hereto undertake with the other to act in the utmost good faith in interpreting and implementing this MOU and agree to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this MOU.

IN WITNESS WHEREOF, the Parties have executed this MOU as of the date first written above.

BY THE ACQUIRER	BY THE COMPANY
Laxmi Prasad	[signature]

In the presence of following witnesses:

INTERSIPS INC

1. V. Mahesh Kumar

V. MAHESH KUMAR

Name :

2.

Gayatri Projects Ltd. Hyderabad.

Name : J. Brij Mohan Reddy

Annexure I

Shareholding Pattern of the Company as on Execution Date

Shareholder	Instrument	Number of Shares	% Shareholding
1. Promoters and Promoter Group	Equity Shares of FV Rs. 2/- Each	77260607	41.27
2. Other than Promoter and Promoter Group	Equity Shares of FV Rs. 2/- Each	109938078	58.73
	Total	187198685	**100.00**

Shareholding Pattern of the Company Prior to Closing Date

Shareholder	Instrument	Number of Shares	% Shareholding
[_]	[_]	[_]	[_]
[_]	[_]	[_]	[_]
Total			**100.0%**

Shareholding Pattern of the Company Post Closing Date

Shareholder	Instrument	Number of Shares	% Shareholding
[_]	[_]	[_]	[_]
[_]	[_]	[_]	[_]
[_]	[_]	[_]	[_]
[_]	[_]	[_]	[_]
[_]	[_]	[_]	[_]
Total			**100.0%**

INTERUPS INC

Gayatri Projects Ltd. Hyderabad.